Rule 424(b)3
                                                             File No. 33-55555

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                  PRICING SUPPLEMENT NO. 8 DATED November 8, 1995
                 (To Prospectus Supplement dated November 28, 1994
                       and Prospectus dated November 28, 1994)

                               FLEET FINANCIAL GROUP
                                MEDIUM-TERM NOTES
                     DUE 9 MONTHS OR MORE FROM DATE OF ISSUE
                                FLOATING RATE NOTE
                Series   X   (H) Senior            (l) Subordinated
                           -------          ------------

Principal Amount:        $100,000,000.00                  Total Amount of OID:
                                                          Yield To Maturity:
Issue Price:             99.9581                          Initial Accrual Period OID:

Initial Interest Rate:   TBD

Original Issue Date:     11/13/95

Maturity Date:           2/13/98                          If Other than USD:
                                                          Specified Currency:
Interest Rate Basis:                                      Authorized Denominations:
                                                          Place of Payment
     CD:                                  / /
     CMT:                                 / /             Option to Receive
     Designated CMT Telerate Page:        / /             Payments in Specified
     Designated CMT Maturity Index:       / /                    Currency:   / / Yes    / / No
     Commercial Paper:                    / /
     Federal Funds:                       / /             Redemption:
     LIBOR:                               /X/             /X/  The Notes may not be redeemed
        Telerate:    Page 3750            /X/                  prior to maturity
        Reuters:                          / /             / /  The Notes may be redeemed
        Index Currency:                   / /                  Prior to maturity
     Prime:                               / /
     Treasury:                            / /             Terms of Redemption:
     11th District Cost of Funds:         / /
     Other:                               / /             -----------------------------------
                                                          -----------------------------------
Spread (+/-):  Plus 10 basis points                       Agent: Lehman Brothers
                                                          Agent's Commission /.0419% / of principal amount
Spread Multiplier:                                        Calculation Agent:   First National Bank of Chicago

Maximum Interest Rate:                                    Exchange Rate Agent:

Minimum Interest Rate:                                    Other Provisions:   Resold at Prevailing
                                                                              Market Conditions
Initial Interest Reset Date:

Interest Reset Dates:          On the 13th of Feb., May, Aug., Nov.

Interest Payment Dates:        On the 13th of Feb., May, Aug., Nov.
Interest Determination Dates:  Two London/New York Business Days Prior to Interest Reset Date

Index Maturity:                Quarterly
Interest Payment Period:       Quarterly

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